Exhibit 2.1

                                                      EXECUTION COPY
                        SILICON BANDWIDTH, INC.
                    1001 Bayhill Drive, Suite 140
                          San Bruno, CA 94066


                             May __, 1999
The Panda Project, Inc.
951 Broken Sound Parkway
Boca Raton, FL 33487

          Re: Acquisition by Silicon Bandwidth, Inc. of Assets of The Panda Project, Inc.
                  -----------------------

Gentlemen:

          This letter, upon your execution and delivery of a copy to Silicon Bandwidth, Inc., a Delaware corporation ( Purchaser ), shall constitute and confirm the binding agreement between The Panda Project, Inc., a Florida corporation ("Seller"), and Purchaser regarding the acquisition (the "Acquisition") by Purchaser from Seller (and its subsidiary corporations and related divisions, if applicable) of the Assets (as defined in Exhibit A), including, without limitation, substantially all of the assets of Seller including, but not limited to, trade names, intellectual property, patents, trade secrets, accounts receivable, equipment and inventories used in, or necessary for, the operation of the semiconductor packaging and interconnect devices business of Seller (the "Business"), as further described below.

          Concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser's willingness to enter into this Agreement, certain securityholders of Seller, which, in the aggregate, own, or will own after the exercise or conversion of securities of Seller owned by such securityholders, sufficient shares of capital stock of Seller to assure all necessary Seller shareholder approvals of the Acquisition, are entering into a voting agreement in the form attached hereto as Exhibit B (the "Voting Agreement.")

          Section 1. Purchase of Assets. Purchaser shall purchase from Seller, and Seller shall sell, convey and assign to Purchaser, free and clear of all claims, liens and interests except as is provided for herein, all of Seller's right, title and interest in and to the Assets; provided, that, Seller shall not assign to Purchaser any Excluded Assets (as defined in Exhibit A).

          Section 2. Assignment and Assumption of Contracts. The term "Assets" includes any and all contracts and other rights (the "Contracts") used in, or necessary for, the operation of the Business, except for contracts which are Excluded Assets.

          Section 3. Liabilities. On the Closing Date, Purchaser shall assume (i) liabilities and obligations arising out of the ownership, use and operation of the Business after the Closing Date; and (ii) the other liabilities and obligations specified in Exhibit
 C (the "Assumed Liabilities"). Purchaser shall not be liable for any other liabilities or obligations of Seller or its respective affiliates except as is otherwise specifically set forth herein.

          Section 4. Payment of Purchase Price. On the Closing Date, in consideration of the sale by Seller of the Business and Assets to Purchaser, Purchaser will: (i) issue to Seller the shares of common stock of Purchaser (the "Purchaser Common Stock") initially representing 10% of the capital stock of Purchaser on a fully diluted basis (counting the shares underlying the options pool referred to in Section 9 hereof as outstanding as well as the 7,000,000 shares of Series A Preferred Stock referred to in Section 7(iii) hereof); and
(ii) assume the liabilities specified in Section 3 hereof.

          Section 5. Closing Date. The term "Closing Date means a day set for the closing of the Acquisition and mutually agreeable to Purchaser and Seller; provided, that in no event shall the Closing Date be later than October 31, 1999. If the Closing Date shall not have occurred by October 31, 1999, this agreement (or the Definitive Agreement) shall terminate by written notice by either party, with no continuing obligations of any party, except pursuant to Sections 17, 18 and 19 hereof.

          Section 6. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that:

           (i) Organization and Qualification. Seller and each directly and indirectly owned subsidiary of Seller has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its agreements, limitations on voting rights, charges and encumbrances of any nature whatsoever.

           (ii) Authority Relative to This Letter. Seller has all necessary corporate power and authority to execute and deliver this letter and to perform its obligations hereunder and to consummate the Acquisition. The execution and delivery of this letter by Seller and the consummation by Seller of the Acquisition have been duly and validly authorized by all necessary corporate action, and, to Seller's knowledge, no other corporate proceedings on the part of Seller are necessary to authorize this letter or to consummate the Acquisition except the approval of the Definitive Agreement and the Acquisition by holders of a majority of the common stock of Seller and the holders of 66 2/3 % of the Series A Preferred Stock of Seller. The securityholders of Seller who are entering into the Voting Agreement own, or will own after the exercise or conversion of securities of Seller owned by such securityholders, sufficient shares of capital stock of Seller to assure all necessary Seller shareholder approvals of the Acquisition. This letter has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchaser, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

           (iii)     No Conflict; Required Filings and Consents.

          a. The execution and delivery of this letter by Seller do not, and the performance by Seller of its obligations hereunder and the consummation of the Acquisition will not, (i) conflict with or violate any provision of the articles of incorporation or bylaws of Seller or any equivalent organizational documents of any subsidiary of Seller, (ii) conflict with or violate any law applicable to Seller or any Seller subsidiaries or by which any property or asset of Seller or any Seller subsidiaries is bound or affected or (iii) result in any breach of or constitute a default (or an event which, with the giving of notice or lapse of time or both, could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Seller or any Seller subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for the Helix security interest and for any such conflicts, violations, breaches, defaults or other occurrences which are not reasonably expected, individually or in the aggregate, to prevent or materially delay the performance by Seller of its obligations pursuant to this letter or the consummation of the Acquisition.

          b. The execution and delivery of this letter by Seller do not, and the performance by Seller of its obligations hereunder and the consummation of the Acquisition will not, require any consent, approval, authorization or permit of, or filing by Seller with or notification by Seller to, any governmental entity.

           (iv) Properties. Seller has good and marketable title, free and clear of all liens, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, except liens arising in the ordinary course of business and except for the Helix security interest. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by Seller or any subsidiary of Seller are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of Seller's and Seller's subsidiaries' equipment in regular use, which is to be purchased by Purchaser, has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

           (v) Disclosure. No representation or warranty of Seller in this letter contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein not misleading.

          Section 7. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that:

           (i) Organization and Qualification. Purchaser has been duly organized and is validly existing and in good standing under the laws of the state of Delaware.

           (ii) Authority Relative to This Letter. Purchaser has all necessary corporate power and authority to execute and deliver this letter and to perform its obligations hereunder and to consummate the Acquisition. The execution and delivery of this letter by Purchaser and the consummation by Purchaser of the Acquisition have been duly and validly authorized by all necessary corporate action, and, to Purchaser's knowledge, no other corporate proceedings on the part of Purchaser are necessary to authorize this letter or to consummate the Acquisition. This letter has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

           (iii) Capitalization. As of the Closing Date, the authorized capital stock of Purchaser shall consist of 10,000,000 shares of preferred stock, 7,000,000 of which shall be issued and outstanding, and 30,000,000 shares of common stock, 1,000,000 of which shall be issued and outstanding to Seller pursuant to Section 4 hereof.

           (iv) Financing Commitments. Purchaser has received irrevocable commitments from investors to provide Purchaser equity capital of not less than $6,000,000 in cash and commitments, subject only to the closing of the Acquisition in accordance with the terms and conditions of this Agreement.

           (v) Purchaser's Business. Purchaser has not engaged in any business of any kind or nature and will not engage in any business, except as may be contemplated by this Agreement. Purchaser has no indebtedness or liabilities of any kind or nature and will not incur any indebtedness or liabilities from the date hereof through the Closing Date, except as contemplated by this Agreement.

          Section 8. Interim Period. From the date hereof to the Closing Date, Purchaser and Seller will consult on all action reasonably necessary or appropriate to preserve the value of the Business and the Assets and to operate the Business in the ordinary course; Seller will operate the Business in the ordinary course, consistent with past practice and with a view to preserving its value and goodwill and will not implement any material changes to the operation of the Business without notifying Purchaser's prior written approval, provided, that, ultimate control of the Business shall remain exclusively with Seller until after the Closing Date. Subject to the foregoing proviso, the Definitive Agreement will contain other customary restrictions on the operation of the Business prior to the Closing Date, and provided further, that Seller may take any action with respect to Excluded Assets and excluded liabilities notwithstanding the foregoing. Seller shall take no action nor allow any action to be taken to cause any of the representations or warranties of Seller under this Agreement to be untrue.

          Section 9. Employee Matters. Following the Closing Date Purchaser shall offer employment to all of the employees of the Business other than selected individuals to be identified by Purchaser at least 5 days prior to the Closing Date (collectively, the "Employees"). Shares of Purchaser Common Stock equal to 20% of the initial capital stock of Purchaser (computed on a fully diluted basis including the issuance to Seller and the issuance of 7,000,000 shares of Series A Preferred) will be reserved for issuance to Purchaser's employees, officers and directors (specifically including the Employees) upon the exercise of employee stock options with terms and conditions, including vesting tied to continued employment by Purchaser, customary to venture capital backed start-up companies.

          Conditions to Acquisition.    Unless waived in writing by
Purchaser, Purchaser's obligation to consummate the Acquisition shall be subject to the satisfaction of the following conditions, among others, to be contained in the Definitive Agreement:

           (i) completion of, and satisfaction with the results of, financial, business, technical and legal due diligence reviews of Seller by the Purchaser;

           (ii) Seller shall have solicited and received the approval of the holders of common stock of Seller necessary to effect the sale of substantially all of the assets of Seller;

           (iii) if necessary to consummate the Acquisition, Seller shall have solicited and received the approval of the holders of 66-2/3% of the shares of Series A Preferred Stock of Seller;

           (iv) Purchaser shall have received all permits, authorizations, consents, agreements and approvals of all foreign or domestic governmental agencies and other third parties which are necessary or appropriate to permit Purchaser to use and operate the Assets in a manner consistent with the manner in which they were used and operated by Seller prior to the Closing Date (the "Approvals"), which Approvals shall not contain any condition or restriction which materially impairs Purchaser's ability to use, operate or enjoy the Assets;


           (v) there shall not be in effect any injunction, stay or restraining order issued by a court of competent jurisdiction, whether foreign or domestic, staying the effectiveness of any Approval, and there shall not be any pending request for such an injunction, stay or restraining order;

           (vi) there shall not be threatened or pending any suit, action, investigation, inquiry or other proceeding by or before any court of competent jurisdiction or governmental agency which, in Purchaser's reasonable judgment, could have a material adverse effect on Purchaser's ability to acquire, use, operate or enjoy the Assets;

           (vii) Seller shall have delivered to Purchaser appropriate closing documents, including a bill of sale and other title documents, satisfactory in form and substance to Purchaser;

           (viii) Seller shall have delivered to Purchaser a signed counterpart of a stockholders' agreement including the terms set forth in Exhibit D hereto and otherwise satisfactory to Purchaser (the "Stockholders' Agreement");

           (ix) Purchaser shall be satisfied that applicable bulk sale or similar requirements shall have been complied with by Seller on a timely basis;

           (x) No material adverse change in the Business or the Assets shall have occurred since the date hereof;

           (xi) Purchaser shall have received audited financial statements of Seller for the fiscal year ended December 31, 1998;

           (xii) the Contracts shall have been assigned as contemplated by Section 2;

           (xiii) All of the employees of Seller prior to the Closing Date designated by the Purchaser as key employees on Exhibit E ("Key Employees") shall have accepted the offer of employment by Purchaser made pursuant to Section 9 above;

           (xiv) Purchaser shall be satisfied in its sole discretion that Seller is able to sell, convey and assign to Purchaser, free and clear of all claims, liens and interests except as is provided for herein, all of Seller's right, title and interest in and to the Assets; and

           (xv) Seller shall have complied in all material respects with its covenants and agreements hereunder.

               (a) Unless waived in writing by Seller, Seller's obligation to consummate the transactions contemplated hereby shall be subject to the satisfaction of the following conditions, among others to be contained in the Definitive Agreement:

           (i)     the conditions set forth in subsections (a)(ii) and
(iii) shall have been satisfied;

           (ii) Purchaser and its current stockholders shall each have delivered to Seller a signed counterpart of the Stockholders' Agreement;

           (iii) Purchaser shall have been capitalized with equity capital of not less than $6,000,000 in cash and commitments; and

           (iv) Purchaser shall have complied in all material respects with its covenants and agreements hereunder.

          Section 11. Definitive Agreement. Seller and Purchaser agree to negotiate in good faith and use their respective best efforts towards the execution and delivery of the Definitive Agreement as promptly as is practicable after the date hereof. The Definitive Agreement shall contain terms and provisions, including representations, warranties, warranty termination periods, indemnities, etc., as are consistent with the terms hereof and as are customary for transactions of this type.

          Section 12. Due Diligence. Seller will provide Purchaser, together with its accountants, counsel and other authorized representatives, full and complete access during normal business hours to all properties, books, records, agreements and facilities of Seller (insofar as the same are relevant to the Business or the Assets), wherever located, and Seller will make its officers, employees, attorneys, agents, independent accountants and actuaries available to discuss with Purchaser and its accountants, counsel and other authorized representatives such aspects of the business, financial condition or prospects of the Business and the Assets as Purchaser may deem necessary or desirable. To the extent that the transactions contemplated hereby are not consummated, all written information provided by Seller to Purchaser or its aforementioned representatives will promptly be returned following Seller's written request to Purchaser. All material non-public information provided by Seller will be treated as confidential and will not be disclosed by Purchaser or its representatives to any third party (other than its accountants, counsel and authorized representatives and prospective debt and equity investors for the sole purpose of evaluating the transactions contemplated herein) without the prior written consent of Seller, except as required by law or in connection with any civil, administrative, criminal or other legal proceedings and investigations.

          Section 13.     Sales, Transfer and Recording Taxes.
Purchaser and Seller shall equally bear sales, transfer or recording taxes and recording fees imposed in connection with the Acquisition.

          Section 14. Affiliates. To the extent that any of the Assets are owned or controlled by Seller's subsidiary corporations or other affiliates, Seller shall cause such persons to convey such Assets to Purchaser pursuant to the Definitive Agreement.


          Section 15. Public Announcements. Seller and Purchaser will cooperate in making, and coordinate the making of, any public announcements of the terms hereof, the Definitive Agreement and/or the Acquisition. Seller and Purchaser have agreed that upon the execution and acceptance of this letter, Seller shall file a Form 8-K with the Securities and Exchange Commission and issue a press release announcing the Acquisition, the form of each of which has been agreed upon by Seller and Purchaser.

          Section 16. Exclusivity. From the date of execution of this agreement until August 1, 1999 or, if earlier, until such time as Purchaser shall state in writing to Seller that the Acquisition will not be consummated and that negotiations are terminated unless the parties shall have entered into the Definitive Agreement (the "Exclusivity Period"), none of Seller nor any of its respective directors, officers, agents or representatives will (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to, any offer or proposal to acquire all or any portion of the Business or the Assets whether by purchase of assets or otherwise, (ii) disclose any information not customarily disclosed to any person concerning the Business or the Assets or afford to any person or entity access to the properties, books or records of the Business or the Assets or (iii) cooperate with any person to make any proposal to purchase all or any part of the assets of the Business or the Assets (directly or indirectly) other than inventory or non-essential or excess assets sold in the ordinary course of business. The Exclusivity Period may be extended to September 30, 1999 at Purchaser's option by written notice to Seller if, on or prior to August 1, 1999, Purchaser offers to extend a loan of $500,000 to Seller to help finance the continued operations of Seller pending the closing of the Acquisition. The terms of any such loan shall provide that the loan be secured by a first priority perfected security interest in all assets of Seller, bear interest at the rate of 6% per annum, be due and payable September 30, 1999, and be convertible, at Purchaser's option, into Seller's Common Stock at then current market prices.

          Section 17. Expenses. Except as is otherwise provided herein, each party hereto shall be responsible for its own expenses incurred in connection with this agreement, the Definitive Agreement and the consummation of the transactions contemplated hereby and thereby. This provision shall survive the termination of this agreement. In the event that (i) Seller shall determine after the date hereof to terminate negotiations regarding the Acquisition (whether or not permitted hereby) in order to seek or entertain a proposal for the purchase of all or a portion of the Business or the Assets or (ii) Seller sells, or agrees to sell, all or a portion of the Business or the Assets within the twelve month period following the termination hereof or the Definitive Agreement, Seller shall promptly reimburse to Purchaser, upon receipt of invoices, Purchaser's and its affiliates' out-of-pocket expenses incurred in connection with the Acquisition including, without limitation, legal fees, accounting fees, independent consultant fees and other miscellaneous out-of-pocket expenses. There shall be no obligation of Seller under clause
(ii) of this Section 17 if Purchaser terminates negotiations with Seller regarding the Acquisition in a manner not permitted by this Agreement or if Seller determines that a condition set forth in
Section 10(b) above has not been satisfied and such failure of condition is not attributable to the failure of Seller to use it best efforts.

          Section 18. Specific Performance; Injunctive Relief. Purchaser and Seller acknowledge that Purchaser will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Seller set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Purchaser upon any such violation, Purchaser shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Purchaser at law or in equity and Seller hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

          Section 19.     Reservation of Rights.  Payment of the
expenses specified in Section 17 shall not in any manner limit any remedies against Seller that Purchaser may have hereunder or under the Definitive Agreement, or against Purchaser that Seller may have hereunder or the Definitive Agreement, for breach hereof.

          Section 20. Governing Law, Amendments, Etc. This agreement and the Definitive Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts or choice of law. This agreement may only be amended by a written instrument signed by authorized representatives of each of the parties hereto, and may only be terminated by a written instrument signed by the party purporting to terminate the agreement. Purchaser may assign all or a portion of this agreement or the Definitive Agreement to any subsidiary of Purchaser, or any corporation formed by the stockholders of Purchaser. None of such assignments shall relieve Purchaser of any obligations it may have hereunder or under the Definitive Agreement. This agreement may be executed by the parties hereto in counterparts and by telecopy, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          Please indicate your acceptance of and agreement to the above by signing as indicated below.

                              Very truly yours,

                              SILICON BANDWIDTH, INC.

                              By:
                                  -------------------------------
                                  Alan E. Salzman
                                  Chairman

Accepted and Agreed to this
_______ day of May, 1999.

THE PANDA PROJECT, INC.
By:
     -----------------------------
     Name:
     Title:
                          EXHIBIT A

                           Assets

The Assets include all assets and property used in, or necessary for the operation of the business, including, without limitation, the Approvals, the Equipment, the Contracts, Intellectual Property,
Inventory, Receivables, and Documents.

Approvals means all permits, authorizations, licenses and other governmental and third party rights and privileges necessary to operate the Business as currently conducted

Contracts has the meaning described in the agreement

Documents means all books, records, diskettes or electronics media, logos and manuals owned or, to the extent legally transferable, used by the Business and related to it's operations.

Equipment means all furniture, fixtures and all equipment supporting he Business (including re-manufacturing equipment).

Intellectual Property means all patents, trade and service marks, designs, drawings, software, trade names, copyrights, mask works, applications thereof, licenses thereof, and similar intangible property used primarily in the Business.

Inventory means all inventory used in connection with the Business.

Receivables means all accounts receivable of seller outstanding as of the Closing Date

Excluded Assets means cash, bank accounts, minutes books and other corporate documents and tax refunds.


                           EXHIBIT B
                                                     EXECUTION COPY


                          VOTING AGREEMENT


        This Voting Agreement (the "Agreement"@) is made and entered into as of May __, 1999, among Silicon Bandwidth, Inc., a Delaware corporation ("Purchaser"), each undersigned shareholder
("shareholder") of The Panda Project, Inc., a corporation existing under the laws of Florida ("Seller"), and Seller.

                                 RECITALS

        WHEREAS, pursuant to a letter of agreement dated as of even date herewith, by and between Purchaser and Seller (such agreement as it may be amended or restated is hereinafter referred to as the "Letter Agreement"), the parties agreed that on the signing of the Letter Agreement, Purchaser and each Shareholder would execute and deliver a Voting Agreement containing the terms and conditions set forth in the Letter Agreement together with such other terms and conditions as may be agreed to by the parties to the Letter Agreement acting reasonably;

        WHEREAS, a special committee of the board of directors of Seller has determined that the transactions contemplated by the Letter Agreement are fair to, and in the best interests of, the shareholders of Seller and has approved such transactions;

        WHEREAS, Purchaser has agreed to acquire substantially all of the assets of Seller (the "Acquisition") in exchange for common stock of Purchaser ("Purchaser Common Stock") and the assumption of certain Seller liabilities by Purchaser;

        WHEREAS, in order to induce Purchaser to consummate the Acquisition, Seller has agreed to use its best efforts to solicit the proxy of certain shareholders of Seller on behalf of Purchaser, and to cause certain shareholders of Seller to execute and deliver voting agreements to Purchaser;

        WHEREAS, each Shareholder is the registered and beneficial owner of at least such number of (i) shares of the outstanding capital stock of Seller as is indicated on the signature page of this Agreement (the "Shares") and/or (ii) securities convertible into or exercisable for shares of capital stock of Seller as indicated on the signature page of the Agreement (the "Share Equivalents");

        WHEREAS, Helix (PEI), Inc. ("Helix") is an undersigned
Shareholder and holder of a security interest in certain assets of Seller (the "Security Interest"); and

        WHEREAS, in order to induce Purchaser to consummate the Acquisition, Helix and Seller have agreed to renegotiate the terms of the Security Interest.
        NOW, THEREFORE, the parties agree as follows:

        1.    Share Ownership and Agreement to Retain Shares.
              -----------------------------------------------

            1.1    Transfer and Encumbrance.
                   -------------------------

                (a) Purchaser acknowledges and agrees that, subject to Section 1.2 hereof, this Agreement only pertains to the number of Shares and Share Equivalents indicated on the signature page and that Shareholder may be the beneficial owner of Shares and Share
Equivalents which are not subject to this Agreement.

                (b) Each Shareholder is the beneficial owner of that number of Shares and Share Equivalents set forth opposite such Shareholder's name on the signature page hereto and, except as otherwise set forth on the signature page hereto, has held such Shares and Share Equivalents at all times since the date set forth on such signature page. No other person or entity not a signatory to this Agreement has a beneficial interest in or a right to acquire such Shares or Share Equivalents or any portion of such Shares or Share Equivalents. The Shares and Share Equivalents are and will be at all times up until the Expiration Date free and clear of any liens, claims, options, charges or other encumbrances.

                (c) Each Shareholder agrees not to transfer (except as may be specifically required by this Agreement, court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber the Shares, Share Equivalents or any New Shares (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Closing Date (as defined in the Letter Agreement) of the Acquisition, and (ii) six months after the date of the termination of the Letter Agreement.

        1.2 New Shares. Each Shareholder agrees that to the extent necessary to achieve approval of such matters (if it is described in Section (a)(i) or rejection of such matters described in Section 2(a)(ii)) shares of capital stock of Seller that such Shareholder purchases or with respect to which such Shareholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") (such New Shares to exclude an aggregate of 1,057,471 shares of Common Stock of Seller to be issued to AGR Halifax Fund, Ltd., Leonardo, L.P., GAM Arbitrage Investments, Inc., AG Super Fund International Partners, L.P., Raphael, L.P. and Ramius Fund, L.P. upon the conversion of 27.6 shares of Series A Preferred Stock of Seller) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

        2.    Agreements Regarding Shares and Share Equivalents.
              --------------------------------------------------

                (a) Prior to the Expiration Date, at every meeting of the shareholders of Seller called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written resolution of the shareholders of Seller with respect to any of the following, each Shareholder shall vote the Shares and any New Shares (i) in favor of approval of the Acquisition and any matter that could reasonably be expected to facilitate the Acquisition and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Acquisition) between Seller and any person or entity other than Purchaser.

                (b) Prior to the record date set for the first shareholders meeting relating to any matter covered by Section 2(a) above, each undersigned holder of Share Equivalents shall exercise or convert such number of Share Equivalents, as the case may be, into capital stock of Seller, pro rata in the amount determined by Purchaser to be necessary to achieve approval of such matters (if it is described in Section 2(a)(i)) or rejection of such matters (if it is described in Section 2(a)(ii)), and vote such shares as set forth in Section 2(a) above.

        3. Irrevocable Proxy. Each Shareholder is hereby delivering to Purchaser a duly executed proxy in the form attached hereto as Exhibit 1 (the "Proxy") with respect to each meeting of shareholders of Seller, such Proxy to cover the total number of Shares and New Shares in respect of which each Shareholder is entitled to vote at any such meeting. Upon the execution of this Agreement by each Shareholder, each Shareholder hereby revokes any and all prior proxies given by it with respect to the Shares and agrees not to grant any subsequent proxies with respect to the Shares or any New Shares until after the Expiration Date.

        4.    Agreements Regarding Security Interest.

                (a) Prior to the record date set for the first shareholders meeting relating to any matter covered by Section 3(a) above, Seller and Helix shall enter into an agreement to restructure the indebtedness of Seller (the "Secured Debt") currently secured by Helix's security interest in certain assets of Seller in the form attached hereto as Exhibit 2 (the "Restructuring Agreement"), and effective as of the Closing Seller and Helix shall effectuate such restructuring.

                (b)    The Restructuring Agreement shall provide that
(i) Helix shall release its security interest in all assets of Seller other than its intellectual property assets and (ii) the terms of the Secured Debt shall be modified so that (A) the Secured Debt accrues interest after the Closing at a rate of 6% per annum, calculated on a monthly basis, (B) any interest accrued with respect to the Secured Debt prior to the Closing is forgiven by Helix and (C) the Secured Debt shall be subject to (x) a principal payment obligation of $1,000,000 immediately after the Closing and (y) principal and interest payments aggregating $100,000 per month on each of the monthly anniversaries of the Closing (and such lesser amount on the eleventh monthly anniversary of the Closing as shall satisfy all remaining principal and interest on the Secured Debt).

        5. Representations and Warranties of Shareholder. Each Shareholder hereby represents and warrants to Purchaser as follows:
(a) such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms; (c) if such Shareholder is a natural person and is married, and the Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder's spouse, enforceable against such spouse in accordance with its terms, and (d) no trust of which such Shareholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

        6. Additional Documents. Each Shareholder hereby covenants and agrees to execute and deliver any additional documents reasonably required for the consummation of the Acquisition or to carry out the purpose and intent of this Agreement.

        7. Consent and Waiver. Each Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Acquisition under the terms of any agreement to which such Shareholder is a party or pursuant to any rights such Shareholder may have.

        8. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

        9.    Miscellaneous.

            9.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind each Shareholder as a shareholder of Seller only with respect to the specific matters set forth herein.

            9.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

            9.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Purchaser will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of each Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Purchaser upon any such violation, Purchaser shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Purchaser at law or in equity and each Shareholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

            9.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Voting Agreement shall be in writing and shall be deemed to have been duly given upon receipt by delivery in person, by telecopy or facsimile, by registered or certified mail or by a nationally recognized courier service to the respective parties as follows:

                (a) If to a Shareholder, at the address set forth below such Shareholder's signature at the end hereof.

                (b)    if to Purchaser, to:
                    Silicon Bandwidth, Inc.
                    1001 Bayhill Drive, Suite 140
                    San Bruno, CA 94066
                    Attention:  Alan E. Salzman
                    Facsimile No.: (650) 869-6078
                    with a copy to:
                    Brobeck, Phleger & Harrison LLP
                    One Market Plaza
                    Spear Street Tower
                    San Francisco, CA  94105
                    Attention:   Steve L. Camahort
                    Facsimile No.: (415) 442-1010

                (c)    if to Seller, to:
                    The Panda Project
                    951 Broken Sound Parkway
                    Boca Raton, FL  33487

                    with a copy to:

                    5300 First Union Financial Center
                    200 South Biscayne Blvd.
                    Miami, FL 33131-2339
                    Attention:  John Fletcher
                    Facsimile No.: (305) 579-0321

or to such other address as any party hereto may designate for itself by notice given as herein provided.

            9.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, except to the extent mandatorily governed by the laws of the State of Florida.

            9.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

            9.8 Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
            9.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.


    IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed as of the date first above written.


SILICON BANDWIDTH, INC.            SHAREHOLDER


By:
       -------------------------   -----------------------------
                                        (Signature)


Name:
       -------------------------   -----------------------------
                                         (Print Name)


Title:
       -------------------------   -----------------------------
                                         (Print Address)


THE PANDA PROJECT, INC.
                                -----------------------------
                                         (Print Address)

By:
       -------------------------   -----------------------------
                                   (Print Telephone Number)
Name:
       -------------------------   -----------------------------
Title:
       -------------------------   -----------------------------
                                (Social Security or Tax I.D. Number)

Total Number of Shares and Share Equivalents owned on the date hereof:

Common Stock:
                            -----------------------------
Series A Preferred Stock:
                            -----------------------------

- ---------------------------------   -----------------------------
(Print type of Share Equivalents)   (Number of Share Equivalents)


                  [SIGNATURE PAGE TO VOTING AGREEMENT]


                               EXHIBIT 1
                           IRREVOCABLE PROXY
                            TO VOTE STOCK OF
                                SELLER


        The undersigned shareholder of The Panda Project, Inc., a Florida corporation ("Seller"), hereby irrevocably (to the full extent permitted by the Florida Business Corporations Act) appoints the members of the Board of Directors of Silicon Bandwidth, Inc., a Delaware corporation ("Purchaser"), and each of them, or any other designee of Purchaser, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Seller that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Seller issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned shareholder of Seller as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

        This Irrevocable Proxy is irrevocable (to the extent provided in the Florida Business Corporations Act), is coupled with an interest, including, but not limited to, that certain Voting Agreement dated as of even date herewith by and among Purchaser, Seller, and the undersigned, and is granted in consideration of Purchaser entering into that certain letter agreement dated of even date herewith between Seller and Purchaser (the "Letter Agreement"), which agreement provides for the acquisition by Purchaser of substantially all of the assets of Seller (the "Acquisition"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Acquisition shall become effective in accordance with the terms and provisions of the Letter Agreement, and (ii) six months after the date of termination of the Letter Agreement.

        The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Florida Business Corporations Act), at every annual, special or adjourned meeting of the shareholders of Seller and in every written consent in lieu of such meeting (i) in favor of approval of the Acquisition, in favor of any matter that could reasonably be expected to facilitate the Acquisition and against any proposal for any recapitalization, merger, sale of assets or other business combination relating to the Seller (other than the Transaction) and (ii) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller under an acquisition agreement in respect of the Transaction or which would result in any of the conditions to the completion of the Transaction not being fulfilled.

        The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned shareholder may vote the Shares on all other matters.

        All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

        This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.
Dated:  May __, 1999


                          -----------------------------
                            (Signature of Shareholder)


                            (Print Name of Shareholder)
                          -----------------------------

                          Shares beneficially owned:

                          _________ shares of Common Stock of Seller

                          _________ shares of Series A Preferred Stock
                                    of Seller

                          -----------------------------
                          (Print type and number of Share Equivalents)











                  [SIGNATURE PAGE TO IRREVOCABLE PROXY]


                               Exhibit 2
                               ---------
                        Restructuring Agreement
                        -----------------------

                           AGREEMENT
                           ---------


        THIS AGREEMENT is made and entered into as of May 12, 1999, by and among THE PANDA PROJECT, INC., a Florida corporation (the
"Company"), HELIX (PEI) INC., a Prince Edward Island, Canada corporation ("Helix"), and SILICON BANDWIDTH, INC., a Delaware corporation ("SBI").

        WHEREAS, Helix holds the three promissory notes (the "Notes") payable to it by the Company described below:

            Principal Amount            Date of the Note
            ----------------            ----------------

            US$750,000                  May 28, 1998
            US$1,000,000                June 22, 1998; and
            US$250,000                  July 17, 1998

        WHEREAS, the Notes are in default and the parties desire to provide for the actions described in this Agreement in order to settle the default;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

        1. Initial Payment and Accrued Interest Forgiveness. Upon the closing of the acquisition of certain assets of the Company by SBI (the "Closing"), SBI will pay $1,000,000 to Helix, with such payment being applied solely toward principal on the Notes. In consideration of such payment and the issuance of Panda common stock to Helix pursuant to the Letter Agreement attached as Exhibit A, Helix hereby forgives and irrevocably releases Panda from payment of all accrued interest on the Notes remaining unpaid as of the date of such payment of $1,000,000.

        2. Forbearance. Helix agrees that all of the accrued and unpaid interest and principal amount of each of the Notes shall be due and payable in eleven payments. The first ten payments will be in the amount of $100,000 each and are due on the first day of each of the first ten months following the Closing. Helix will apply these ten payments first toward accrued and unpaid interest and then principal on the Notes. The eleventh and final payment will be in an amount equal to all unpaid principal and interest outstanding on the Notes and will be due on the first day of the eleventh month following Closing. Helix agrees that, as a result, the Notes are no longer in default. Interest on the Notes shall accrue at a rate of 6% per annum from the Closing until the Notes are repaid. Immediately after execution of this Agreement, Helix agrees to mark each of the Notes as follows: "This Promissory Note has been modified and amended by that certain Agreement dated as of May 12, 1999, by and between Payor, Payee and Silicon Bandwidth, Inc."

        3. Release of Security Interest. On the Closing Date, Helix agrees to release its security interest in all royalties and fees arising from the use or license of the Collateral as defined in that certain Intellectual Property Security Agreement dated as of May 28, 1998 between Helix and the Company and that certain Intellectual Property Security Agreement dated as of June 22, 1998 between Helix and the Company. Helix's remaining security interest in the assets of the Company will be released upon repayment in full of the Notes pursuant to the terms of this Agreement or any promissory notes replacing, or substituted for, the Notes provided for in Section 4 hereof.

        4. Assumption. Helix agrees that the obligation to pay the Notes may, at the Company's option, be assumed, without recourse to the Company, by SBI. In the event of such assumption, Helix agrees to cause SBI to issue a new note in lieu of the Notes, and to return the original of each of the Notes to the Company, marked "Replaced." Except for any different terms or conditions provided for in this Agreement, Helix and SBI agree that such new note will include the same terms and conditions as the Notes, as modified and amended by this Agreement.

        5. Indemnification. The Company, on the one hand, and Helix, on the other hand, shall indemnify the other against any loss, cost or damages (including reasonable attorneys' fees and expenses) suffered or incurred as a result of such party's breach of any representation, warranty, covenant or agreement in this Agreement. The Company shall indemnify Helix against any loss, cost or damages (including reasonable attorneys' fees and expenses) suffered or incurred as a result of Helix's (i) entrance into this Agreement or
(ii) entrance into the Voting Agreement.

        6.   Governing Law; Miscellaneous.

        (a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida without regard to the principles of conflict of laws.

        (b) Counterparts. This Agreement may be executed in two or more identical counterparts, each or all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

        (c) Entire Agreement; Amendments. This Agreement, together with the Notes, the Voting Agreements of even date among SBI, the Company and certain Company shareholders, and the letter agreements, supersede all other prior oral or written agreements between Helix, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and contain the entire understanding of the parties with respect to the matters covered therein.

        (d) Termination. If the Closing Date has not occurred by October 31, 1999, this agreement will terminate by written notice by either party, with no continuing obligations of either party.

        (e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, the Company and Helix have caused this Agreement to be duly executed of the date first written above.


                        THE PANDA PROJECT, INC.


                        By ______________________________

                        Name:     Stanford W. Crane, Jr.
                        Title:    President


                        HELIX (PEI) INC.


                        By ______________________________

                        Name:
                        Title:


                        SILICON BANDWIDTH, INC.


                        By ______________________________

                        Name:
                        Title:

                               EXHIBIT A
                               ---------

                           EXCHANGE AGREEMENT
                           ------------------


        THIS AGREEMENT is made and entered into as of May 12, 1999, by and among THE PANDA PROJECT, INC., a Florida corporation (the
 Company ), and the holders of the Company s Series A Preferred Stock executing this Agreement ( Holders ).

        WHEREAS, each of the Holders owns the number of shares of the Company s Series A Preferred Stock (as defined in the Company s
Articles of Incorporation, as amended) set forth opposite its name at the foot of this Agreement; and

        WHEREAS, the Company desires to exchange shares of the Company s common stock for shares of Series A Preferred Stock, and the Holders desire to accept such shares of Company common stock, on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

        1. Exchange of Shares. On the Closing Date, the Company agrees to issue and deliver to each of the Holders, and each of the Holders agrees to accept, the number of shares of Company common stock set forth opposite Holder s name on Schedule A (the Exchange Shares ) in exchange for (a) all of Holder s shares of Series A Preferred Stock and (b) the amount to be paid by Holders upon exchange, both as set forth opposite the Holder s name on Schedule A (the Exchange ). On or prior to the Closing Date, each of the Holders agrees to deliver to the Company the certificates representing the shares of Series A Preferred Stock to be so exchanged, together with stock powers duly endorsed to transfer the shares to the Company. Closing of the Exchange shall be conditioned upon the representations, warranties and agreements of the parties hereto being true and complete on the Closing Date as if they had been made on such date. The Closing Date for the Exchange will be on any day or days at least five business days prior the record date for the Company shareholders meeting relating to the sale of substantially all of its assets to Silicon Bandwidth, Inc. ( Silicon ) (such sale is referred to herein as the
 Acquisition ).

        2. Holder's Representations, Warranties and Agreements. Each Holder represents and warrants to, and agrees with, the Company, with respect to only itself, that:

        (a) Investment Purpose. Such Holder is acquiring the Exchange Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the "1933 Act"); provided, however, the Holders may transfer the Exchange Shares to the extent permitted in the Voting Agreement, dated May 12, 1999, by and among Silicon, the shareholders of the Company listed therein and the Company (the "Voting Agreement").

        (b) Transfer or Resale. Such Holder understands that (i) the Exchange Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Holder shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Exchange Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration or (C) such Holder provides the Company with reasonable assurance that such Exchange Shares can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto) ("Rule 144"); (ii) any sale of the Exchange Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, further, if Rule 144 is not applicable, any resale of the Exchange Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933
Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Exchange Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder; provided, however, the Holders may transfer the Exchange Shares to the extent permitted in the Voting Agreement.

        (c) Legends. Such Holder understands that the certificates or other instruments representing the Exchange Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

              THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

        The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Exchange Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) such shares are sold pursuant to registration under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of such shares may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurances that such shares can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold.

        (d) Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Holder and is a valid and binding agreement of such Holder enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

        (e) Risk Factors. Such Holder has read and understands all of the "Risk Factors" relating to an investment in the Exchange Shares of the Company as set forth in the Prospectus contained in the Company's Post-Effective Amendment No. 1 to Form S-3 Registration Statement (No. 333-47595) filed with the Securities and Exchange Commission on February 8, 1999. Such Risk Factors are incorporated herein by reference. Receipt of a copy of such Prospectus is hereby acknowledged by each of the Holders.

        3.    Representations, Warranties and Agreements of the
Company. The Company represents and warrants to, and agrees with, each of the Holders that:

        (a) Authorization. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and deliver the Exchange Shares in accordance with the terms hereof. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

        (b) Issuance of Exchange Shares. The Exchange Shares to be issued in the Exchange and the Penalty Shares (as defined herein) are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable.

        (c) Delivery of Converted Shares. The Company agrees (i) to cause delivery to each of the Holders of stock certificates evidencing the shares of Company common stock into which such Holder has converted shares of Series A Preferred Stock prior to this Agreement and (ii) to comply with all the requirements of the Company's Articles of Incorporation, as amended, when issuing such shares of Company common stock upon conversion of the Series A Preferred Stock.

        (d) Liabilities. On or prior to the closing of the Acquisition, the Company agrees to pay or otherwise provide for all of its outstanding accounts payable.

        (e) Registration Statement. The Company agrees to take all actions necessary to maintain the effectiveness, for at least one year from the date hereof, of the Registration Statement No. 333-47595 with respect to shares issuable upon conversion of the Series A Preferred Stock. The Company agrees to file a post-effective amendment updating Registration Statement No. 333-47595 on or within one business day after the date of the Company's public announcement of the expected Silicon Transaction and to use best efforts to secure effectiveness of such post-effective amendment.

        (f) Special Committee Recommendation. The Company agrees to deliver to the Holders copies of (i) the recommendation of the Special Committee to the Board of Directors (the "Special Committee") in favor of the acquisition of certain assets and liabilities of the Company by Silicon (the "Silicon Transaction") (which shall not be subject to conditions other than receipt of a fairness opinion) (ii) the recommendation of the Special Committee in favor of the Silicon Transaction not subject to any conditions and (iii) any fairness opinion relied upon by the Special Committee in issuing its recommendation.

        (g) Amendment of the Articles of Incorporation. The Company agrees to amend Section B.3.20 to allow waiver by the Company of the limitation set forth therein upon sixty-one (61) days' prior written notice by the Holder of its intent to exceed such limitation.

        (h) No Other Representations. Except as set forth above, the Company makes no other representations or warranties to the Holders with respect to the Exchange Shares or the Company's business, prospects or financial condition.

        4. Penalty Shares. Upon execution of this Agreement, the Company agrees to deliver 171 shares of Series A Preferred Stock to the Holders in payment for penalties owed to such Holders. The Holders hereby agree to waive all penalties owed by the Company to such Holders pursuant to previously issued Company securities.

        5.    Series A Preferred Stock Standstill.

        (a) Except as set forth in Section 5(b), from the date hereof through the Expiration Date (as defined in the Voting Agreement), each of the Holders agrees not be sell or otherwise transfer or assign any shares of Series A Preferred Stock and agrees not to covert into Company common stock any shares of Series A Preferred Stock in accordance with the conversion rights of holders of the Series A Preferred Stock contained in the Company's Articles of Incorporation, as amended.

        (b) Permitted Sales and Conversions. From the date hereof through the Expiration Date, each of the Holders may, from time to time, (i) sell or otherwise transfer or assign the number of Series A Preferred Stock set forth on Schedule B opposite Holder's name and
(ii) convert into Company common stock the number of shares of Series A Preferred Stock set forth on Schedule B opposite Holder's name in accordance with the conversion rights of holders of the Series A Preferred Stock contained in the Company's Articles of Incorporation, as amended; provided, however, that the aggregate number of Series A Preferred Stock sold, converted or otherwise transferred pursuant to this Section 5(b) may not exceed the number of shares set forth on Schedule B opposite Holder's name.

        (c) Conversion Price. The Company agrees to convert any shares of Series A Preferred Stock converted into Company common stock pursuant to Section 5(b) using a Conversion Date Market Price of $.261 per common stock share received.

        6. Voting Agreement. In consideration of the Exchange and as an inducement for Silicon to enter into the definitive agreement relating to the Silicon Transaction, each of the Holders agrees, on the date hereof, to enter into, and deliver to Silicon, the Voting Agreement.

        7. Indemnification. The Company, on the one hand, and each Holder (severally and not jointly), on the other hand, shall indemnify the other against any loss, cost or damages (including reasonable attorneys' fees and expenses) suffered or incurred as a result of such party's breach of any representation, warranty, covenant or agreement in this Agreement. The Company shall indemnify each Holder against any loss, cost or damages (including reasonable attorneys' fees and expenses) suffered or incurred as a result of Holder's (i) entrance into this Agreement or (ii) entrance into the Voting Agreement.

        8.    Releases.

        (a) In consideration of this Agreement, the Company does hereby release, acquit, satisfy and forever discharge each of the Holders, in the absence of willful misconduct by such Holder, from and against all actions, causes of action, indebtedness, accounts, claims and demands of every kind and character, known or unknown, liquidated or contingent, which it has or may have from the beginning of time to the date hereof, except as created by this Agreement.

        (b) In consideration of this Agreement, each of the Holders does hereby release, acquit, satisfy and forever discharge the Company, in the absence of willful misconduct by the Company, from and against all actions, causes of action, indebtedness, accounts, claims and demands of every kind and character, known or unknown, liquidated or contingent, which it has or may have from the beginning of time to the date hereof, except as created by this Agreement.

        9. Termination. This Agreement, including all rights and obligations of the parties hereunder, shall terminate upon the Expiration Date (as defined in the Voting Agreement); provided, however, that the provisions of Section 8(a), including all rights and obligations of the parties thereunder, will survive the termination of the Agreement under this Section 8 if the Holders have not breached this Agreement.

        10. Opinion of Counsel. The obligations of the Holders under this Agreement are subject to their receipt of an opinion from Morgan, Lewis & Bockius LLP, counsel to the Company, dated May 12, 1999, to the effect that this Agreement constitutes the valid and legally binding obligation of the Company under the laws of the State of Florida, enforceable against the Company in accordance with its terms except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, fraudulent conveyance and other similar laws affecting the rights of creditors and except as such enforceability may be subject to the effect of general principles of equity.

        11. Public Announcement. Upon the execution of the agreement and all related documents for the Silicon Transaction, the Company agrees to issue a press release announcing the agreement. The Company also agrees to issue a press release announcing the closing of the acquisition of substantially all of the Company's assets by Silicon.

        12.    Governing Law; Miscellaneous.

        (a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida without regard to the principles of conflict of laws.

        (b) Counterparts. This Agreement may be executed in two or more identical counterparts, each or all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event all of the Holders do not execute and deliver this Agreement, it will be and remain a binding agreement among the Company and the Holders which do execute and deliver the Agreement.

        (c) Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Holders, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein.

        (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, the Company and the Holders have caused this Agreement to be duly executed of the date first written above.


COMPANY:

THE PANDA PROJECT, INC.


By _________________________________
Name:    Stanford W. Crane, Jr.
Title:    President


AGR HALIFAX FUND, LTD.

By:    AG Ramius Partners, LLC,
       Investment Advisor

By _________________________________
Name:
Title:


LEONARDO, L.P.

By:    Angelo, Gordon & Co., L.P.,
       General Partner

By _________________________________
Name:
Title:


GAM ARBITRAGE INVEST-
MENTS, INC.

By:    Angelo, Gordon & Co., L.P.,
       Investment Advisor


By _________________________________
Name:
Title:

AG SUPER FUND INTER-
NATIONAL PARTNERS, L.P.

By:    Angelo, Gordon & Co., L.P.,
       General Partner

By _________________________________
Name:
Title:


RAPHAEL, L.P.

By _________________________________

Name:
Title:


RAMIUS FUND, LTD.

By:    AG Ramius Partners, LLC,
       Investment Advisor


By _________________________________
Name:
Title:


                              SCHEDULE A

                            Exchange Shares

                                        Shares of
                  Shares of           Common Stock         Amount to
             Series A Preferred       Received upon       be Paid by
                Shares to be        Exchange of Series      Holders
Holder            Exchanged         A Preferred Stock    upon Exchange

                              SCHEDULE B

                    Permitted Sales and Conversions




                                      Number of Shares of
                                    Series A Preferred Stock
                                   Which May Be Converted into
            Holder                Common Stock Prior to Closing
            ------                -----------------------------
AGR Halifax Fund, Ltd.
Leonardo, L.P.
GAM Arbitrage Investments, Inc.
AG Super Fund International Partners, L.P.
Raphael, L.P.
Ramius Fund, Ltd.


                        Exhibit C

                       Assumed Liabilities

            (i) The trade accounts payable of Seller outstanding on the Closing Date up to a maximum of $300,000;

            (ii) Specific items included in the accrued payroll and benefits account of Seller outstanding on the Closing, which shall not exceed $100,000;

            (iii) Specific items included in the "other current liabilities" account of the Seller outstanding on the Closing Date, which shall not exceed $100,000;

            (iv) The executory liabilities and obligations of Seller to be performed after the Closing Date under each Contract in effect on the Closing Date; and

            (v)  Up to $2,000,000 of indebtedness of Seller to Helix
(PEI) Inc., effective upon such indebtedness' restructuring as described in Section 4 of the Voting Agreement.